Exhibit 4.2

INVENSENSE, INC.

AS ISSUER

1.75% CONVERTIBLE SENIOR NOTES DUE 2018

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 18, 2017

To Indenture Dated as of November 13, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS TRUSTEE

SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (“Supplemental Indenture”) dated as of May 18, 2017, is between InvenSense, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of November 13, 2013 (the “Indenture”), pursuant to which the Company issued its 1.75% Convertible Senior Notes due 2018 (the “Notes”);

WHEREAS, on December 21, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TDK Corporation, a company organized under the laws of Japan (“Parent”), and TDK Sensor Solutions Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company (the “Merger”) and the Company will continue as a wholly-owned subsidiary of Parent;

WHEREAS, on May 8, 2017, Parent transferred and assigned its interest in the Merger Agreement to TDK U.S.A. Corporation (“TDK USA”), a wholly owned direct subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, each share of common stock, par value $0.001 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than shares held by the Company as treasury stock, shares held by TDK USA or a subsidiary of the Company or TDK USA or shares held by a stockholder who perfects appraisal rights in accordance with Delaware law), will automatically be cancelled and converted into the right to receive $13.00 in cash, without interest (the “Reference Property”);

WHEREAS, the Merger constitutes a “Merger Event” under the Indenture;

WHEREAS, Section 10.06(a) of the Indenture provides that, upon the occurrence of a Merger Event, the Company shall execute with the Trustee, without the consent of the Holders, a supplemental indenture pursuant to Sections 9.01(c) and 10.06(a) of the Indenture providing for a change of the right to convert each $1,000 principal amount of Notes into a right to convert such principal amount of Notes into the kind and amount of cash, securities or other property or assets that a holder of a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event, and to give effect to the Merger;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officer’s Certificate described in Sections 9.03, 10.06(c), 12.04 and 12.05 of the Indenture and an Opinion of Counsel described in Sections 9.03, 12.04 and 12.05 of the Indenture;

WHEREAS, this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act purposes; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AGREEMENTS OF PARTIES

Section 2.01. Conversion of Notes into the Reference Property. In accordance with Section 10.06(a) of the Indenture, for all conversions that occur after the effective date of the Merger, (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per share of Common Stock in the Merger (i.e., cash equal to $593.88 per $1,000 principal amount of Notes), and (ii) settlement will occur on the third Business Day immediately following the Conversion Date.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01. Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04. No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.

Section 3.06. Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07. Successors. All agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors.

Section 3.08. Governing Law. This Supplemental Indenture shall be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 3.09. Counterpart Signatures. This Supplemental Indenture may be signed by the parties hereto in multiple counterparts. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplement Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.10. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

INVENSENSE, INC.

By:	/s/ Behrooz Abdi
	Name:	Behrooz Abdi
	Title:	President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Maddy Hughes
	Name:	Maddy Hughes
	Title:	Vice President

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